UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

RegeneRx Biopharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

Allan L. Goldstein, Ph.D.

Chairman and Chief Scientific Officer

_______________, 2023

Dear Fellow Stockholder:

We are writing to seek written consent from you and the other holders of a majority of our outstanding shares of Common Stock, in lieu of holding a special meeting of our stockholders, to authorize and approve a proposed amendment to our Certificate of Incorporation to effect a reverse split in the number of outstanding shares of our Common Stock in the range of 1-for-70 to 1-for-100, as determined by our Board of Directors at a later date.

As further described below, the purpose of the proposed reverse stock split is to reduce the number of holders of record of our Common Stock to below 500 persons so that we become eligible to indefinitely suspend our obligation to file periodic reports, such as Forms 10-K, 10-Q and 8-K, and proxy and consent solicitation statements, such as this one, with the U.S. Securities and Exchange Commission.

Our Board of Directors has fixed June 12, 2023 as the record date for holders of our Common Stock who will be entitled to participate in this consent solicitation and provide consents. This Notice of Consent Solicitation is being issued by the Company and is intended to be mailed on or about ________________, 2023 to all holders of our Common Stock as of the record date. We are not holding a special meeting of stockholders in connection with the Proposal described herein. The Consent Solicitation Statement on the following pages describes the matters presented to stockholders herein.

The Board requests that you sign, date and return your Consent included as Annex A to the Consent Solicitation Statement in the enclosed envelope (or via telephone or the Internet) as soon as possible, but preferably not later than July 31, 2023.

Very truly yours,

Allan L. Goldstein, Ph.D.

Chairman of the Board

RegeneRx Biopharmaceuticals, Inc. | 15245 Shady Grove Road, Suite 470, Rockville, MD 20850
PHONE 301.208.9191 | FAX 301.208.9194 | WEB www.regenerx.com

REGENERX BIOPHARMACEUTICALS, INC.

15245 Shady Grove Road, Suite 470

Rockville, Maryland 20850

(301) 208-9191

NOTICE OF CONSENT SOLICITATION

Dear Stockholder:

We hereby notify you that we are seeking the written consents of stockholders holding a majority of our outstanding Common Stock as of June 12, 2023, acting in lieu of a special meeting of stockholders, to authorize and approve the following proposal:

To amend our Certificate of Incorporation, in its current form, to effect a reverse split in the number of outstanding shares of Common Stock in the range of 1-for-70 to 1-for-100, as determined by our Board of Directors at a later date.

Subject to the final decision of the Board of Directors to proceed, we intend to file a Certificate of Amendment to our Certificate of Incorporation with the Delaware Secretary of State to effectuate the proposed reverse stock split immediately upon receipt of properly executed required consents from the holders of a majority of our outstanding Common Stock.

Our Board of Directors has fixed June 12, 2023 as the record date for holders of our Common Stock who will be entitled to participate in this consent solicitation and provide consents. This Notice of Consent Solicitation is being issued by the Company and is intended to be mailed on or about ________________, 2023 to all holders of our Common Stock as of the record date. We are not holding a special meeting of stockholders in connection with the Proposal described herein. The Consent Solicitation Statement on the following pages describes the matters presented to stockholders herein.

The Board requests that you sign, date and return your Consent included as Annex A to the Consent Solicitation Statement in the enclosed envelope (or via telephone or the Internet) as soon as possible, but preferably not later than July 31, 2023.

By Order of the Board of Directors

Allan L. Goldstein, Ph.D.

Chairman of the Board

Rockville, Maryland

___________, 2023

Subject to Completion, June 23, 2023

CONSENT SOLICITATION STATEMENT

This Consent Solicitation Statement is being furnished to stockholders holding the outstanding shares of Common Stock of RegeneRx Biopharmaceuticals, Inc., a Delaware corporation, as of the June 12, 2023, record date fixed by our Board of Directors in connection with the solicitation by the Board of Directors of written consents from our stockholders. We are soliciting the consents in lieu of a special meeting of the stockholders to approve the following proposal:

To amend our Certificate of Incorporation, as amended to date, to effect a reverse split in the number of outstanding shares of Common Stock in the range of 1-for-70 to 1-for-100, as determined by our Board of Directors at a later date.

Approval of this proposal requires the written consents of the holders of a majority of our outstanding shares of Common Stock.  There are no rights of appraisal or similar rights of dissenters with respect to the proposed reverse stock split.

Subject to the final approval of our Board of Directors to proceed, we intend to file a Certificate of Amendment to our Certificate of Incorporation with the Delaware Secretary of State to effectuate the proposed reverse stock split immediately upon receipt of properly executed required consents from the holders of a majority of our outstanding shares of Common Stock. A copy of the form of written consent to be executed by stockholders is annexed to this Consent Solicitation Statement as Annex A. A form of the amendment to be filed with the Delaware Secretary of State to implement the reverse stock split is included as Annex B to this Consent Solicitation Statement.

Under Section 228 of the Delaware General Corporations Law (“DGCL”), and in accordance with Article II, Section 2.10 of our Bylaws, any action required or permitted by the DGCL to be taken at an annual or special meeting of our stockholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having at least the voting power that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

We are sending this Consent Solicitation Statement to all of the holders of our Common Stock as of June 12, 2023, the record date. As of such date, (a) 149,096,610 shares of our Common Stock are issued and outstanding. Only stockholders of record of our Common Stock as of the record date will be entitled to submit written consents for such number of shares then held on the Proposal that is the subject of this Consent Solicitation. Consents signed by at least the holders of a majority of our outstanding shares of Common Stock are required in order to approve the Proposal set forth herein. To be counted towards the consents required for approval of the reverse stock split described herein, we must receive your consent before we otherwise receive consents from stockholders who together hold of a majority of our outstanding Common Stock. Accordingly, we would prefer to receive your consent by July 31, 2023. Under the DGCL, the failure to timely deliver a written consent will have the same effect as a vote against, or a withholding of consent for, the Proposal set forth herein.

In order to register your consent to the matters set forth herein, please return your signed and dated written consent in the enclosed envelope. You may also register your consent by telephone or the Internet by following the instructions on Annex A.

Subject to the final approval of our Board of Directors, we intend immediately following our receipt of executed written consents from the requisite number of our stockholders to effectuate the reverse stock split by filing the amendment to our Certificate of Incorporation with the Delaware Secretary of State.

You may revoke your written consent at any time prior to the time that we have received a sufficient number of consents to approve the Proposal set forth herein. A revocation may be in any written form validly signed and dated by you, as long as it clearly states that the consent previously given is no longer effective. The revocation should be sent to us at RegeneRx Biopharmaceuticals, Inc., 15245 Shady Grove Road, Suite 470, Rockville, Maryland 20850, Attention: Mr. J.J. Finkelstein.

We will not file the amendment to our Certificate of Incorporation in the event that we fail to receive properly executed written consents from the requisite number of stockholders approving the proposed reverse stock split described herein.

We will pay the costs of soliciting these consents. In addition to soliciting consents by mail, our officers, directors and other regular employees, without additional compensation, may solicit consents personally, by facsimile, by e-mail or by other appropriate means. Banks, brokers, fiduciaries and other custodians and nominees who forward written consents soliciting materials to their principals will be reimbursed for their customary and reasonable out-of-pocket expenses.

Our executive offices are located at 15245 Shady Grove Road, Suite 470 Rockville, Maryland 20850 and our telephone number there is (301) 208-9191.

QUESTIONS AND ANSWERS ABOUT THESE CONSENT SOLICITATION MATERIALS

AND PROVIDING CONSENTS

Why did I receive in the mail a Notice of Internet Availability of Consent Solicitation Materials instead of a full set of consent solicitation materials?

We are pleased to take advantage of the SEC rule that allows companies to furnish their proxy and consent solicitation materials over the Internet. Accordingly, we have sent to our beneficial owners a Notice of Internet Availability of Consent Solicitation Materials. Instructions on how to access the consent solicitation materials over the Internet or to request a paper copy may be found in the Notice. Our stockholders may request to receive consent solicitation materials in printed form by mail or electronically on an ongoing basis. A stockholder’s election to receive consent solicitation materials by mail or electronically by email will remain in effect until the stockholder terminates its election.

Why did I receive a full set of consent solicitation materials in the mail instead of a Notice of Internet Availability of Consent Solicitation Materials?

We are providing paper copies of the consent solicitation materials instead of a Notice to our stockholders of record. If you are a beneficial owner or stockholder of record who received a paper copy of the consent solicitation materials, and you would like to reduce the environmental impact and the costs incurred by us in mailing consent solicitation materials, you may elect to receive all future proxy and consent solicitation materials electronically via email or the Internet.

You can choose to receive our future proxy and consent solicitation materials electronically by visiting http://www.proxyvote.com. Your choice to receive proxy and consent solicitation materials electronically will remain in effect until you instruct us otherwise by following the instructions contained in your Notice and visiting http://www.proxyvote.com, sending an electronic mail message to sendmaterial@proxyvote.com, or calling 1-800-579-1639.

The SEC has enacted rules that permit us to make available to stockholders electronic versions of the consent solicitation materials even if the stockholder has not previously elected to receive the materials in this manner. We have chosen this option in connection with this consent solicitation for a proposed reverse stock split with respect to our beneficial owners and stockholders of record.

We intend to mail the Notice on or about _____________, 2023 to all stockholders of record that would be entitled to vote as of June 12, 2023, the record date set by our Board of Directors.

Who can provide consents?

Only stockholders of record at the close of business on June 12, 2023, the record date set by our Board of Directors, will be entitled to provide a consent to the proposed reverse stock split. On this record date, there were 149,096,610 shares of Common Stock outstanding and entitled to provide consents.

Stockholder of Record: Shares Registered in Your Name

If, on June 12, 2023, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust, then you are a stockholder of record. As a stockholder of record, you may directly provide your consent to the proposed reverse stock split by signing, dating and returning the enclosed consent form on Annex A, or you may provide your consent over the Internet or by telephone in accordance with the instructions on Annex A.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on June 12, 2023, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of providing a consent on your behalf. As a beneficial owner, you have the right to direct your broker or other agent regarding how to provide your consent with respect to the shares in your account. However, since you are not the stockholder of record, you may not provide your consent directly to the Company.

What am I being asked to provide a consent on?

There is only one matter for we seek your consent, which is to approve an amendment to our Certificate of Incorporation to effect a reverse stock split at a ratio of not less than 1-for-70 and not greater than 1-for-100, with the exact ratio and effective time of the reverse stock split to be determined by the Board of Directors at any time after receiving the requisite number of consents from stockholders of the Company.

Will there be a stockholder meeting to consider the reverse stock split proposal as set forth in this Consent Solicitation Statement?

No. We will not hold a meeting of stockholders. We are incorporated in the State of Delaware. In accordance with Section 228 of the Delaware General Corporation Law and Article II, Section 2.10 of our Bylaws, our stockholders are permitted to take action without a meeting if the votes represented by consents in writing, that would be necessary to authorize or approve the proposed reverse stock split set forth in this Consent Solicitation Statement, represent at least a majority of our outstanding Common Stock.

How do I provide a consent?

You may either consent “For” the proposed reverse stock split proposal or you may “Withhold” your consent for it or abstain from providing any consent. The procedures for providing a consent are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, there are three ways to provide your consent:

■  by Telephone—You can provide your consent by telephone by calling 1-800-690-6903 and following the instructions on Annex A to this Consent Solicitation Statement;

■  by Internet—You can provide your consent over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or on Annex A hereto; or

■  by Mail—You can provide your consent by mail by signing, dating and mailing the consent form, which you may have received by mail.

Telephone and Internet consent facilities for stockholders of record will be available 24 hours a day and will close after we receive consents from the holders of a majority of our outstanding shares of Common Stock, or sooner if we determine to abandon or delay further solicitation of consents.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing instructions from that organization rather than from us on how to provide your consent. Simply follow the instructions in the Notice to ensure that your consent is counted.

Can I provide a consent with respect to my shares by filling out and returning the Notice of Internet Availability of Consent Solicitation Materials?

No. The Notice identifies the item that is the subject of the consent solicitation, but you cannot provide your consent by marking the Notice and returning it. If you would like a paper consent form, you should follow the instructions in the Notice. The paper consent form you receive will also provide instructions as to how to provide your consent via the Internet or telephone. Alternatively, you can mark the paper consent form with how you would like to provide your consent with respect to your shares, sign the form and return it in the envelope provided.

How many votes do I have?

On each matter to be voted upon by written consent, you have one vote for each share of Common Stock you owned on the record date, June 12, 2023.

What if I return a consent form or otherwise provide a consent but do not make a specific choice?

If you return a signed and dated consent form or otherwise provide a consent without marking your selection, you will be treated as having provided consent with respect to all of your shares “FOR” the reverse stock split proposal. However, if you are the beneficial owner of your shares through a broker or bank and provide no instructions to them about how to provide your consent, they will not have the discretion to provide a consent on your behalf and your failure to provide instructions will constitute a withholding or rejection of consent to the proposal herein.

Who is paying for this consent solicitation?

We will pay for the entire cost of soliciting consents from stockholders. In addition to these consent solicitation materials, our directors and employees may also solicit consents in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting consents. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding consent solicitation materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the instructions on each Notice to ensure that you provide a consent with respect to all of your shares.

Can I change my consent after submitting my consent form or revoke my consent?

Yes. You can revoke your consent at any time before we receive consents, including yours, from the holders of a majority of our outstanding shares of Common Stock. If you are the record holder of your shares, you may revoke your consent in any one of the following ways:

•	You may submit another properly completed consent form with a later date.

•	You may grant a subsequent consent by telephone or on the Internet.

•	You may send a timely written notice that you are revoking your consent to the Company’s CEO, JJ Finkelstein, at 15245 Shady Grove Road, Suite 470, Rockville, Maryland 20850.

Your most current consent form or telephone or Internet consent is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you must follow the instructions provided by your broker or bank.

How are consents counted?

Consents will be counted by the Company and its legal counsel.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote (or in situations like our case, on how to provide, or withhold, consent) on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give instructions regarding the consent to the broker or nominee holding the shares. If the beneficial owner does not provide instructions, the broker or nominee can still vote (or provide a consent for) the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Our reverse stock split proposal is “non-routine” and thus a broker cannot provide a consent on your behalf without your instructions. Accordingly, your failure to provide instructions will constitute a withholding or rejection of consent to the proposal herein.

How many consents are needed to approve the reverse stock split proposal?

Approval of the amendment to our Certificate of Incorporation required to effect the proposed reverse stock split must receive “FOR” consents from the holders of a majority of the outstanding shares of Common Stock. If you “ABSTAIN” from providing a consent, it will have the same effect as a withholding or rejection of consent to the proposal herein. Similarly, broker non-votes will have the same legal effect as a withholding or rejection of consent to the proposal herein.

How can I find out the results of the consent solicitation?

Final consent results will be published in a Current Report on Form 8-K, which we will file within four business days after receiving the requisite number of consents.

THE REVERSE STOCK SPLIT PROPOSAL

General

We are asking stockholders to adopt and approve a proposed amendment to our Certificate of Incorporation to effect the proposed reverse stock split. Our Board of Directors has unanimously approved and declared advisable the proposed amendment and recommends that our stockholders adopt and approve it. The following description of the proposed amendment is a summary and is subject to its full text, which is attached to this Consent Solicitation Statement as Annex B.

If stockholders approve this proposal, the Board of Directors plans to cause the amendment to be filed promptly with the Delaware Secretary of State and effect the reverse stock split. The reverse stock split could become effective as soon as the business day immediately following our receipt of the requisite number of stockholder consents. The Board of Directors also may determine in its discretion not to effect the reverse stock split and not to file the amendment, such as if we receive an influx of capital into the Company, which we currently do not expect. No further action on the part of stockholders will be required to either implement or abandon the reverse stock split.

The proposed amendment, if effected, will effect a reverse stock split of the outstanding shares of our Common Stock at a reverse stock split ratio in the range of 1-for-70to 1-for-100, as determined by our Board of Directors at a later date. As of June 12, 2023, the record date for our consent solicitation, 149,096,610 shares of our Common Stock were issued and outstanding. Based on such number of shares of our Common Stock issued and outstanding, immediately following the effectiveness of the reverse stock split (and without giving any effect to the payment of cash in lieu of fractional shares), we will have, depending on the reverse stock split ratio selected by our Board of Directors, issued and outstanding shares of Common Stock as illustrated in the table under the caption “—Effects of the Reverse Stock Split — Effect on Shares of Common Stock.” The proposed amendment will not result in a reduction of the total number of shares of our Common Stock that we are authorized to issue by a corresponding ratio, and, as a result, the number of authorized shares of Common Stock available for issuance will increase. See “—Effects of the Reverse Stock Split —Effect on Shares of Common Stock” for the number of shares of Common Stock authorized but not outstanding or reserved that will remain available for issuance immediately following the effectiveness of the reverse stock split. All holders of our Common Stock will be affected proportionately by the reverse stock split.

We will not issue any fractional shares of Common Stock as a result of the reverse stock split. Instead, any stockholder who would have been entitled to receive a fractional share as a result of the reverse stock split will receive cash payments in lieu of such fractional shares. Each common stockholder will hold the same percentage of the outstanding Common Stock immediately following the reverse stock split as that stockholder did immediately prior to the reverse stock split, except to the extent that the reverse stock split results in stockholders receiving cash in lieu of fractional shares. The par value of our common stock will continue to be $0.001 per share (see “—Effects of the Reverse Stock Split — Reduction in Stated Capital”).

Reasons for the Reverse Stock Split

As previously reported in our Report on Form 10-Q, at March 31, 2023, we had only $101,557 of cash remaining. Those funds have been further depleted since that date. However, in June 2023, we raised $175,000 of capital pursuant to the offer and sale of convertible promissory notes to three of our board members and a consultant. We continue to attempt to raise additional capital to continue our business operations. We now believe that curtailment of our operations and ceasing of our SEC public reporting, temporarily or permanently, is imminently required, as the new funds are merely adequate to finance our professional and other fees associated with this consent solicitation statement.

Under the Securities Exchange Act of 1934, as amended, and its rules and regulations, our lack of capital does not constitute an excuse for failing to file periodic reports with the U.S. Securities and Exchange Commission, including Forms 10-K, 10-Q and 8-K. However, we expect to run out of resources to pay for the ongoing legal, accounting and other professional assistance we require to prepare and file these reports. Given our current situation, the only way to properly terminate or suspend our legal obligations to continue to file these SEC reports is to take action to reduce the number of holders of record of our Common Stock to below 500 persons, which would then make us eligible to file a Form 15 with the SEC to terminate or suspend our reporting obligations. As of June 12, 2023, the record date we have set, we had 591 holders of record of our Common Stock.

In this light, our Board of Directors has determined that it is appropriate to combine our shares of Common Stock within a range of 1-for-70 to 1-for-100, as determined by the Board of Directors at a later date, in order to reduce the number of shares of Common Stock outstanding to a level where, after cashing out fractional shares held by our stockholders, we would have fewer than 500 stockholders of record.

If we do not receive the requisite consents from our stockholders to effect the proposed reverse stock split, we nevertheless anticipate ceasing to file any further SEC reports due to lack of capital to fund their preparation and filing. However, we would still be legally obliged to make such filings, which could subject us to sanctions by the SEC for failure to comply with its rules and regulations. Hence, we believe the better course of action for us and our stockholders is to properly terminate or suspend our reporting obligations by reducing the number of stockholders of record to fewer than 500 persons.

In many cases, companies conduct reverse stock splits with the intention, absent other factors, to increase the per share trading price of its stock. In our case, however, we expect that – regardless of whether we receive stockholder approval to proceed with the reverse stock split – our inability to pay for continued SEC filings and the continued listing fees for the OTC marketplace will likely lead to ultimate delisting of our Common Stock from the OTC marketplace, which we expect to adversely affect the price of our Common Stock and the ability of stockholders to buy and sell our shares.

Of course, our Board of Directors reserves the right to select the timing of the reverse stock split, or to abandon it, including if we are able to raise significant additional capital to continue our business operations. However, we do not currently foresee raising a requisite amount of additional capital in a timely fashion.

Certain Risks and Potential Disadvantages Associated with the Reverse Stock Split

In addition to the potential described above for our stock price to further decline and the ability of our stockholders to trade their shares to be adversely impacted, the reverse stock split has further risks and potential disadvantages associated with it.

Stockholders with only fractional shares will be forced out of our company.

As of June 12, 2023, the record date our Board of Directors has set for determining the stockholders eligible to provide consents with respect to the reverse stock split proposal, we had 591 stockholders of record and many additional stockholders who own our Common Stock in “street name” through a broker-dealer or otherwise. If effected, the reverse stock split will reduce not only the number of our record holders of Common Stock, but will also cause the beneficial ownership of “street name” holders with fewer shares than the reverse split ratio to be reduced to a fractional amount, which would then be redeemed back for cash.

For example, if the reverse split ratio was 1-for-100 shares, a stockholder of record or a beneficial “street name” holder with 99 or fewer shares would have such stockholder’s interest reduced to a fraction of a share and would be cashed out., This effect would then preclude any such investors from holding our Common Stock for future growth, if any, and as further discussed below, may trigger a taxable event to stockholders on the redemption of their equity with us.

The proposed reverse stock split will likely decrease the liquidity of our Common Stock and result in higher transaction costs.

The liquidity of our Common Stock likely may be negatively impacted by the reverse stock split, given the reduced number of shares that would be outstanding after the reverse stock split, particularly if the per share trading price does not increase as a result of the reverse stock split. In addition, if the reverse stock split is implemented, it will increase the number of our stockholders who own “odd lots” of fewer than 100 shares of Common Stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of Common Stock.

Potential Anti-Takeover Effect

The reverse stock split would result in an increased proportion of unissued authorized shares to issued shares, which could have possible anti-takeover effects and could be used by us to oppose a hostile takeover attempt or to delay or prevent changes in our control or management (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of us with another company). These authorized but unissued shares could (within the limits imposed by applicable law) be issued in one or more transactions that could make a change of control of us more difficult, and therefore more unlikely, or used to resist or frustrate a third-party transaction that is favored by a majority of the independent stockholders. For example, without further stockholder approval, our Board of Directors could (within the limits imposed by applicable law) strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor our then current Board of Directors, or the shares could be available for potential issuance pursuant to a shareholder rights plan. The additional authorized shares could be used to discourage persons from attempting to gain control of us by diluting the voting power of shares then outstanding or increasing the voting power of persons that would support the Board of Directors in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the Board of Directors although perceived to be desirable by some stockholders. The issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. Despite these possible anti-takeover effects, our reverse stock split proposal has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt or any effort of which we are aware to accumulate our stock or to obtain control of our company by means of a merger, tender offer, solicitation in opposition to management or otherwise (nor is our Board of Directors currently aware of any such attempts directed at us). Nevertheless, stockholders should be aware that approval of this proposal could facilitate future efforts by us to deter or prevent changes in our control, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

Effective Time

The effective time of the reverse stock split (the “Effective Time”), if approved by stockholders and implemented by us, will be the date and time set forth in the Certificate of Amendment that is filed with the Delaware Secretary of State. We currently expect to make such filing promptly following receipt of the requisite number of consents from our stockholders to approve the amendment. The Effective Time could occur as soon as the business day immediately following receipt of the requisite consents. However, the exact timing of the filing of the amendment will be determined by our Board of Directors based on its evaluation as to when such action will be the most advantageous to us and our stockholders.

If, at any time prior to the filing of the Certificate of Amendment with the Delaware Secretary of State, notwithstanding stockholder approval, and without further action by the stockholders, the Board of Directors, in its sole discretion, determines to delay the filing of the Certificate of Amendment or abandon the reverse stock split, the reverse stock split may be delayed or abandoned.

Fractional Shares

Stockholders will not receive fractional shares of Common Stock in connection with the reverse stock split. Instead, the transfer agent will aggregate all fractional shares belonging to stockholders (whether of record or holding their shares in “street name”) and sell them as soon as practicable after the Effective Time at the then-prevailing prices on the open market, on behalf of those stockholders of record who would otherwise be entitled to receive a fractional share as a result of the reverse stock split. We expect that the transfer agent will conduct the requisite sales in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of our Common Stock. After the transfer agent’s completion of such sales, stockholders who would have been entitled to a fractional share will instead receive a cash payment in an amount equal to their respective pro rata portion of the total proceeds of that sale, net of any brokerage costs incurred to sell such stock.

Stockholders will not be entitled to receive interest for the period of time between the Effective Time and the date payment is made for their fractional share interest. You should also be aware that, under the escheat laws of certain jurisdictions, sums due for fractional interests that are not timely claimed after the funds are made available may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to obtain the funds directly from the state to which they were paid.

If you believe that you may not hold sufficient shares of our Common Stock at the Effective Time to receive at least one share in the reverse stock split and you want to continue to hold our Common Stock after the reverse stock split, you may do so by either:

•    purchasing a sufficient number of shares of our Common Stock; or

•    if you have shares of our Common Stock in more than one account, consolidating your accounts;

in each case, so that you hold a number of shares of our Common Stock in your account prior to the reverse stock split that would entitle you to receive at least one share of Common Stock in the reverse stock split. Shares of our Common Stock held in registered form and shares of our Common Stock held in “street name” (that is, through a broker, bank or other holder of record) for the same stockholder will be considered held in separate accounts and will not be aggregated when effecting the reverse stock split.

Effects of the Reverse Stock Split

General

After the effective date of the reverse stock split, if implemented by the Board of Directors, each stockholder will own a reduced number of shares of Common Stock. The principal effect of the reverse stock split will be to proportionately decrease the number of outstanding shares of our Common Stock based on the reverse stock split ratio selected by our Board of Directors.

Voting rights and other rights of the holders of our Common Stock will not be affected by the reverse stock split, other than as a result of the treatment of fractional shares as described above. For example, a holder of 2% of the voting power of the outstanding shares of our Common Stock immediately prior to the effectiveness of the reverse stock split will generally continue to hold 2% (assuming there is no impact as a result of the payment of cash in lieu of issuing fractional shares) of the voting power of the outstanding shares of our Common Stock after the reverse stock split. The number of stockholders of record will be affected by the reverse stock split to the extent any are cashed out as a result of holding fractional shares. If approved and implemented, the reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of our Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. Our Board of Directors believes, however, that these potential effects are outweighed by the benefits of the reverse stock split in allowing us to terminate or suspend our SEC reporting obligations.

Because the proposed amendment does not result in a reduction in the total number of shares of Common Stock that we are authorized to issue, the implementation of the reverse stock split will have the effect of increasing the number of available authorized shares of Common Stock. The resulting increase in such availability in the authorized number of shares of Common Stock could have a number of effects on our stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. Because holders of our Common Stock have no preemptive rights to purchase or subscribe for any of our unissued Common Stock, the future issuance of additional shares of authorized Common Stock that will become newly available as a result of the implementation of the reverse stock split will reduce the current stockholders’ percentage ownership interest in the total outstanding shares of our Common Stock.

Effect on Shares of Common Stock

The following table contains approximate information, based on share information as of June 12, 2023, relating to our outstanding Common Stock based on reverse stock split ratios within the proposed range and information regarding our authorized shares assuming that the proposal is approved and the reverse stock split is implemented:

Reverse Split	No. of Shares of Common Stock Issued and Outstanding Prior to Reverse Stock Split	No. of Shares of Common Stock Issued and Outstanding After Reverse Stock Split	No. of Shares of Common Stock Authorized for Issuance Prior to Reverse Stock Split	No. of Shares of Common Stock Authorized for Issuance After Reverse Stock Split

1-for-70	149,096,610	2,129,951	300,000,000	300,000,000

1-for-80	149,096,610	1,861,707	300,000,000	300,000,000

1-for-90	149,096,610	1,656,629	300,000,000	300,000,000

1-for-100	149,096,610	1,490,966	300,000,000	300,000,000

After the effective date of the reverse stock split that our Board of Directors elects to implement, our Common Stock would have a new committee on uniform securities identification procedures, or CUSIP number, a number used to identify our Common Stock.

Effect on Par Value

The proposed amendments to our Certificate of Incorporation will not affect the par value of our common stock, which will remain at $0.001.

Reduction in Stated Capital

As a result of the reverse stock split, upon the Effective Time, the stated capital on our balance sheet attributable to our Common Stock, which consists of the par value per share of our Common Stock multiplied by the aggregate number of shares of our Common Stock issued and outstanding, will be reduced in proportion to the size of the reverse stock split, subject to a minor adjustment in respect of the treatment of fractional shares, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged.

Effect on Our Stock Plans and Outstanding Warrants

At March 31, 2023, we had 12,860,000 shares subject to stock options outstanding under our stock incentive plan and an additional 25,287,738 shares subject to warrants currently outstanding. If the reverse stock split is effected, we expect the number of shares available for issuance under the stock plan, as well as the number of shares subject to any outstanding award under the stock plan or number of shares subject to an outstanding warrant, and the exercise price, grant price or purchase price relating to any such award under the stock plan or outstanding warrant, will be proportionately adjusted to reflect the reverse stock split. We will also determine the treatment of fractional shares subject to stock options under the stock plan or subject to outstanding warrants and will effect any other changes necessary, desirable or appropriate to give effect to the reverse stock split, including any applicable technical, conforming changes to our stock plan or the warrants.

Specifically, we expect to adjust the number of shares subject to awards under the stock plan, and the number of shares subject to outstanding warrants, in each case to equal the product of the number of shares subject to the applicable award or warrant immediately prior to the reverse stock split multiplied by the reverse stock split ratio (rounded to the nearest whole share (in the case of stock options or warrants, down to the nearest whole share)) and that the exercise price of any stock option or warrant will be adjusted to equal the quotient of the number of shares subject to the applicable stock option or warrant immediately prior to the reverse stock split divided by the reverse stock split ratio (rounded up to the nearest whole cent).

Shares Held in Book-Entry and Through a Broker, Bank, or Other Holder of Record

If you hold registered shares of our Common Stock in a book-entry form, you do not need to take any action to receive your post-reverse stock split shares of our Common Stock in registered book-entry form or your cash payment in lieu of fractional shares, if applicable. If you are entitled to post-reverse stock split shares of our Common Stock, a transaction statement will automatically be sent to your address of record as soon as practicable after the Effective Time indicating the number of shares of our Common Stock you hold. In addition, if you are entitled to a payment of cash in lieu of fractional shares, a check will be mailed to you at your registered address as soon as practicable after the Effective Time. By signing and cashing this check, you will warrant that you owned the shares of our Common Stock for which you received a cash payment.

At the Effective Time, we intend to treat stockholders holding shares of our Common Stock in “street name” (that is, through a broker, bank or other holder of record) in the same manner as registered stockholders whose shares of our Common Stock are registered in their names. Brokers, banks or other holders of record will be instructed to effect the reverse stock split for their beneficial holders holding shares of our Common Stock in “street name”; however, these brokers, banks or other holders of record may apply their own specific procedures for processing the reverse stock split. If you hold your shares of our Common Stock with a broker, bank or other holder of record, and you have any questions in this regard, we encourage you to contact your holder of record.

Consents Required

Under Delaware law, we require consents from the holders of a majority of the outstanding shares of Common Stock to approve the reverse stock split. Because our proposal requires a majority of the outstanding shares, an abstention with respect to the reverse stock split Proposal or a “broker non-vote” will have the same effect as a vote AGAINST or a withholding of consent from the proposal.

No Appraisal Rights

Under the Delaware law, stockholders are not entitled to dissenters’ rights or appraisal rights with respect to the reverse stock split described in this proposal, and we will not independently provide our stockholders with any such rights.

Interest of Certain Persons in Matters to Be Acted Upon

No officer or director has any substantial interest, direct or indirect, by security holdings or otherwise, in the reverse stock split that is not shared by all of our other stockholders.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a general summary of certain U.S. federal income tax consequences of the reverse stock split that may be relevant to holders of our Common Stock that hold such stock as a capital asset for U.S. federal income tax purposes (generally, property held for investment). This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below.

This discussion applies only to holders that are U.S. Holders (as defined below) and does not address all aspects of federal income taxation that may be relevant to such holders in light of their particular circumstances or to holders that may be subject to special tax rules, including: (i) holders subject to the alternative minimum tax; (ii) banks, insurance companies or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (or other flow-through entities for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (viii) U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar; (ix) persons holding our Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquire shares of our Common Stock in connection with employment or other performance of services; or (xi) U.S. expatriates. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our Common Stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the reverse stock split and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or a court would not sustain any such challenge. The following summary does not address any U.S. state or local or any foreign tax consequences, any estate, gift or other non-U.S. federal income tax consequences, or the Medicare tax on net investment income.

EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER.

For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of shares of our Common Stock that for U.S. federal income tax purposes is: (1) an individual citizen or resident of the United States; (2) a corporation (including any entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state or political subdivision thereof; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect to be treated as a U.S. person.

The reverse stock split is intended to be treated as a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder generally should not recognize gain or loss upon the reverse stock split, except with respect to cash received in lieu of a fractional share of our Common Stock, as discussed below. A U.S. Holder’s aggregate tax basis in the shares of our Common Stock received pursuant to the reverse stock split should equal the aggregate tax basis of the shares of our Common Stock surrendered (excluding any portion of such basis that is allocated to any fractional share of our Common Stock), and such U.S. Holder’s holding period in the shares of our Common Stock received should include the holding period in the shares of our Common Stock surrendered. Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of the shares of our Common Stock surrendered to the shares of our Common Stock received pursuant to the reverse stock split. Holders of shares of our Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. Holder that receives cash in lieu of a fractional share of our Common Stock pursuant to the reverse stock split should generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the shares of our Common Stock surrendered that is allocated to such fractional share. Such capital gain or loss should generally be long-term capital gain or loss if the U.S. Holder’s holding period for our Common Stock surrendered exceeded one year at the Effective Time.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of June 15, 2023 by (i) each director; (ii) each named executive officer; (iii) all currently serving executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. The address for all directors and executive officers is c/o RegeneRx Biopharmaceuticals, Inc., 15245 Shady Grove Road, Suite 470, Rockville, MD 20850.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares		Percent of Total
5% Stockholders:
Entities affiliated previously affiliated with Essetifin S.p.A., Via Sudafrica, 20, Rome, Italy 00144	55,271,189	(2)	33.0%
GtreeBNT Co., Ltd. 22nd FL, Parkview Tower, 248 Jungjail-ro, Bundang-gu, Seongnam-si, Gyeonggi-do 463-863, Republic of Korea	19,583,333	(3)	13.1%

Named Executive Officers and Directors:
J.J. Finkelstein	4,538,795	(4)	3.0%
Allan L. Goldstein	3,602,569	(5)	2.4%
Joseph C. McNay	8,221,206	(6)	5.4%
Mauro Bove	1,339,554	(7)	*
R. Don Elsey	1,509,872	(8)	1.0%
Alessandro Noseda	820,000	(9)	*
All directors and executive officers as a group (6 persons)	20,031,996	(10)	12.5%

*       Less than one percent.

(1)  This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 149,096,610 shares of common stock outstanding on June 15, 2023, adjusted as required by rules promulgated by the Securities and Exchange Commission (the “SEC”).

(2)  Consists of 2,625,000 shares of common stock held of record held by Aptafin S.p.A. and 1,125,000 upon the exercise of warrants, 34,989,080 shares of common stock held of record held by Essetifin S.p.A. (f/k/a Sigma-Tau Finanziaria, S.p.A.) (“Essetifin”), 9,446,920 shares of common stock issuable upon conversion of a convertible promissory note and 7,085,189 upon the exercise of warrants, in each case exercisable within 60 days of June 15, 2022. Paolo Cavazza and members of his family directly and indirectly own 38% of Essetifin. The beneficial ownership of Essetifin and its affiliates is derived from the Schedule 13D/A25 filed by Essetifin on July 2, 2021.

(3)  Consists of 19,583,333 shares of common stock held of record by GtreeBNT which were acquired in two equity purchases in March 2014 and August 2014. The beneficial ownership of GtreeBNT is derived from its Schedule 13D/A filed on April 1, 2015.

(4)  Consists of 1,769,241 shares of common stock held of record by Mr. Finkelstein, 236,174 shares of common stock issuable upon conversion of convertible promissory notes, 233,174 shares of common stock issuable upon exercise of warrants and 2,300,000 shares of common stock issuable upon exercise of options, in each case exercisable within 60 days of June 15, 2023.

(5)  Consists of 1,601,543 shares of common stock held of record by Dr. Goldstein, 55,586 shares of common stock issuable upon conversion of convertible promissory notes, 135,440 shares of common stock issuable upon exercise of warrants and 1,810,000 shares of common stock issuable upon exercise of options, in each case exercisable within 60 days of June 15, 2023.

(6)  Consists of 6,524,122 shares of common stock held of record by Mr. McNay, 208,334 shares of common stock issuable upon conversion of convertible promissory notes, 156,250 shares of common stock issuable upon exercise of warrants and 1,332,500 shares of common stock issuable upon exercise of options, in each case exercisable within 60 days of June 15, 2023.

(7)  Consists of 111,174 shares of common stock issuable upon conversion of convertible promissory notes, 83,380 shares of common stock issuable upon exercise of warrants and 1,145,000 shares of common stock issuable upon exercise of options, in each case exercisable within 60 days of June 15, 2023.

(8)  Consists of 104,456 shares of common stock held of record, 41,666 shares of common stock issuable upon conversion of convertible promissory notes, 31,250 shares of common stock issuable upon exercise of warrants and 1,332,500 shares of common stock issuable upon exercise of options, in each case exercisable within 60 days of June 15, 2023.

(9)  Consists of 820,000 shares of common stock issuable upon exercise of options within 60 days of June 15, 2023.

(10) Consists of 9,999,362 shares of common stock held of record, 652,934 shares of common stock issuable upon conversion of convertible promissory notes, 639,700 shares of common stock issuable upon exercise of warrants and 8,740,000 shares of common stock issuable upon exercise of options, in each case exercisable within 60 days of June 15, 2023.

CONSENT RECOMMENDATION

The Board of Directors recommends that you provide your consent “FOR” the reverse stock split proposal.

OTHER MATTERS

Where to Find Additional Information

At present, we are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the reports and other information we file electronically. Our website address is www.regenerx.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, as amended, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this Consent Solicitation Statement. As noted above, we anticipate ceasing to file reports with the SEC regardless of whether stockholders approve the reverse stock split proposal.

Cost of Consent Solicitation

We are paying the expenses of this solicitation. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward consent solicitation materials to beneficial owners of stock held as of the Record Date by such persons, and we will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such consent solicitation materials. In addition to solicitation by mail, our directors, officers and other employees may solicit consents in person or by telephone, facsimile, email or other similar means.

ANNEX A

ACTION BY WRITTEN CONSENT

OF THE STOCKHOLDERS OF

REGENERX BIOPHARMACEUTICALS, INC.

This written consent is solicited by the Board of Directors of RegeneRx Biopharmaceuticals, Inc. The undersigned hereby revokes any consent or consents heretofore given.

The undersigned, being a stockholder of RegeneRx Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), as of June 12, 2023, acknowledges receipt of the Notice of Consent Solicitation dated _______________, 2023 and Consent Solicitation Statement (collectively, the “Consent Solicitation Statement”) and hereby consents (by checking the FOR box) or withholds consent (by checking the AGAINST or ABSTAIN box) to the approval of the proposed reverse stock split:

☐ CONSENT	☐ CONSENT WITHHELD	☐ ABSTAIN
(“FOR”)	(‘”AGAINST”)

By signing and returning this Action by Written Consent form, the undersigned stockholder will be deemed to have voted all shares of capital stock owned by the undersigned in the manner directed above with respect to the proposed issuance. If the undersigned stockholder signs and returns this consent but does not check a box, the undersigned will be deemed to have consented FOR approval of the proposal.

Please execute this written consent as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [Please sign within the box]	Date

Signature [Please sign within the box]	Date

You can provide your consent over the Internet or by telephone.

[to be added for definitive documentation]

ANNEX B

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

REGENERX BIOPHARMACEUTICALS, INC.

* * * * *

RegeneRx Biopharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.    That Article 4 of the Restated Certificate of Incorporation of the Corporation, as amended, is further amended by adding the following paragraph at the end of Article 4:

“Upon the effectiveness of the Certificate of Amendment to the Restated Certificate of Incorporation, as amended, adding this paragraph to Article 4 thereof (the “Effective Time”), each ______ shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, par value $0.001 per share, without any further action by the Corporation or the holder thereof, the exact ratio within the ___ to ___ range to be determined by the Board of Directors of the Corporation prior to the Effective Time, subject to the treatment of fractional share interests as described below (such combination, the “Reverse Stock Split”). No fractional shares shall be issued at the Effective Time and, in lieu thereof, the Corporation’s transfer agent shall aggregate all fractional shares held by stockholders of record and sell them as soon as practicable after the Effective Time at the then-prevailing prices on the open market, on behalf of those stockholders of record who would otherwise be entitled to receive a fractional share, and after the transfer agent’s completion of such sale, stockholders shall receive a cash payment (without interest or deduction) from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale (after applicable brokerage commissions and fees) and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below). Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of whole shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional share interests as described above.”

2.    On ____________, 2023, the Board of Directors of the Corporation determined that each ___* shares of the Corporation's Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, par value $0.001 per share.

3.    The foregoing amendment has been duly adopted in accordance with Section 242 of the DGCL.

4.    This Certificate of Amendment shall become effective at _____ Eastern time on __________, 2023.

* To be based on a reverse stock split ratio of between 1:___ and 1:___, as determined by the Board of Directors.

IN WITNESS WHEREOF, this Certificate of Amendment to Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this ___ day of ________, 2023.

RegeneRx Biopharmaceuticals, Inc.

By:
J.J. Finkelstein, President

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